UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2023

NIKOLA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38495	82-4151153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4141 E Broadway Road Phoenix, AZ	85040
(Address of principal executive offices)	(Zip Code)

(480) 666-1038

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NKLA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 12, 2023, Nikola Corporation (the “Company”) consummated the sale and issuance of $175,000,000 aggregate principal amount of the Company’s 8.25% Green Convertible Senior Notes due 2026 (the “Notes”) to certain underwriters (the “Notes Underwriters”). The Notes were issued pursuant to, and are governed by, an indenture (the “Base Indenture”), dated as of December 12, 2023, between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture (the “Supplemental Indenture,” and the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”), dated as of December 12, 2023, between the Company and the Trustee.

The Notes will be the Company’s senior, unsecured obligations and will be (i) equal in right of payment with the Company’s existing and future senior, unsecured indebtedness; (ii) senior in right of payment to the Company’s existing and future indebtedness that is expressly subordinated to the Notes; (iii) effectively subordinated to the Company’s existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and (iv) structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent the Company is not a holder thereof) preferred equity, if any, of the Company’s subsidiaries.

The Notes will accrue interest at a rate of 8.25% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2024. The Notes will mature on December 15, 2026, unless earlier repurchased, redeemed or converted. At any time before the close of business on the second scheduled trading day immediately before the maturity date, noteholders may convert their Notes at their option. The Company will settle conversions by delivering (i) shares of the Company’s common stock (together, if applicable, with cash in lieu of any fractional share), at the then-applicable conversion rate; and (ii) a cash amount representing the present value of remaining scheduled coupon payments on the converted notes (the “Coupon Make-Whole Premium”). The initial conversion rate is 1,111.1111 shares of common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $0.90 per share of common stock. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.

The Notes will be redeemable, in whole or in part (subject to certain limitations described below), at the Company’s option at any time, and from time to time, on or after December 15, 2025 and before the maturity date, but only if the last reported sale price per share of the Company’s common stock exceeds 175% of the conversion price on each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice. However, the Company may not redeem less than all of the outstanding Notes unless at least $100.0 million aggregate principal amount of Notes are outstanding and not called for redemption as of the time the Company sends the related redemption notice. The redemption price will be a cash amount equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If certain corporate events that constitute a “Fundamental Change” (as defined in the Indenture) occur prior to the maturity date, then, subject to a limited exception for certain cash mergers, noteholders may require the Company to repurchase their Notes at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. The definition of Fundamental Change includes certain business combination transactions involving the Company and certain de-listing events with respect to the Company’s common stock.

The Notes will have customary provisions relating to the occurrence of “Events of Default” (as defined in the Indenture), which include the following: (i) certain payment defaults on the Notes (which, in the case of a default in the payment of interest on the Notes, will be subject to a 30-day cure period); (ii) the Company’s failure to send certain notices under the Indenture within specified periods of time; (iii) the Company’s failure to comply with certain covenants in the Indenture relating to the Company’s ability to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to another person; (iv) a default by the Company in its other obligations or agreements under the Indenture or the Notes if such default is not cured or waived within 60 days after notice is given in accordance with the Indenture; (v) certain payment defaults or other defaults that result in the acceleration prior to stated maturity of indebtedness for borrowed money of the Company or any of its significant subsidiaries of at least $30,000,000 are not cured, waived, rescinded or discharged, as applicable, within 30 days after notice is given in accordance with the Indenture; (vi) the rendering of certain judgments against the Company or any of its significant subsidiaries for the payment of at least $30,000,000 (excluding any amounts covered by insurance), where such judgments are not discharged or stayed within 60 days after date on which the right to appeal has expired or on which all rights to appeal have been extinguished; and (vii) certain events of bankruptcy, insolvency and reorganization involving the Company or any of its significant subsidiaries.

If an Event of Default involving bankruptcy, insolvency or reorganization events with respect to the Company (and not solely with respect to a significant subsidiary of the Company) occurs, then the principal amount of, and all accrued and unpaid interest and Coupon Make-Whole Premium, if any, on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any person. If any other Event of Default occurs and is continuing, then, the Trustee, by notice to the Company, or noteholders of at least 25% of the aggregate principal amount of Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid interest and Coupon Make-Whole Premium, if any, on, all of the Notes then outstanding to become due and payable immediately. However, notwithstanding the foregoing, the Company may elect, at its option, that the sole remedy for an Event of Default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right of the noteholders to receive during the continuance of such Event of Default special interest on the Notes for up to 180 days at a specified rate per annum of 0.25% for the first 90 days and 0.50% from the 91st day until the 180th day, in each case, on the principal amount of the Notes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K with respect to the issuance of the Notes is incorporated herein by reference.

Item 8.01	Other Events.

On December 7, 2023, the Company entered into an underwriting agreement (the “Notes Underwriting Agreement”) with BTIG, LLC, acting as representative of the Notes Underwriters agreeing, subject to customary conditions, to issue and sell the Notes to the Notes Underwriters. The net proceeds to the Company from the Notes offering will be approximately $169.5 million, after deducting the underwriters’ discounts and commissions and other estimated offering expenses payable by the Company.

Also on December 7, 2023, the Company entered into an underwriting agreement (the “Common Stock Underwriting Agreement”) with BTIG, LLC, acting as representative of the certain underwriters (the “Common Stock Underwriters”) agreeing, subject to customary conditions, to issue and sell 133,333,334 shares of the Company’s common stock, at a price to the public of $0.75 per share, to the Common Stock Underwriters. The net proceeds to the Company from the common stock offering will be approximately $95.7 million, after deducting the underwriters’ discounts and commissions and other estimated offering expenses payable by the Company.

On December 12, 2023, the Company closed both offerings.

The offerings were made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-264068), including the related prospectus, that was filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2022 and declared effective on April 14, 2022, each as supplemented by preliminary prospectus supplements dated December 6, 2023 related to such offering, a free writing prospectus dated December 7, 2023, and final prospectus supplements dated December 7, 2023 related to such offering.

The above description of the Common Stock Underwriting Agreement, the Notes Underwriting Agreement, the Indenture and the Notes is a summary and is not complete. Copies of the Common Stock Underwriting Agreement, the Notes Underwriting Agreement, the Base Indenture, the Supplemental Indenture and the form of the certificate representing the Notes are filed as exhibits 1.1, 1.2, 4.1, 4.2 and 4.3, respectively, to this Current Report on Form 8-K, and the above summary in this Item 8.01 and Item 1.01 of this Current Report on Form 8-K are qualified by reference to the terms of the Common Stock Underwriting Agreement, the Notes Underwriting Agreement, the Base Indenture, the Supplemental Indenture and form of the certificate representing the Notes set forth in such exhibits.

On December 7, 2023, the Company issued a press release announcing the pricing of its concurrent common stock and Notes offerings. A copy of the pricing press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement by and between Nikola Corporation and BTIG, LLC, as representative of the underwriters named therein, relating to the issuance and sale of common stock, dated December 7, 2023.

1.2	Underwriting Agreement by and between Nikola Corporation and BTIG, LLC, as representative of the underwriters named therein, relating to the issuance and sale of 8.25% Green Convertible Senior Notes due 2026, dated December 7, 2023.

4.1	Indenture by and between Nikola Corporation and U.S. Bank Trust Company, National Association, as trustee, dated December 12, 2023.

4.2	First Supplemental Indenture by and between Nikola Corporation and U.S. Bank Trust Company, National Association, as trustee, dated December 12, 2023.

4.3	Form of certificate representing the 8.25% Green Convertible Senior Notes due 2026 (included as Exhibit A to Exhibit 4.2).

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

5.2	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.2).

99.1	Press release dated December 7, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIKOLA CORPORATION

Date: December 12, 2023	By:	/s/ Britton M. Worthen
	Name:	Britton M. Worthen
	Title:	Chief Legal Officer

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